    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 2001


                                                      REGISTRATION NO. 333-66034
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                                       ON


                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           LIBERTY MEDIA CORPORATION
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              4841                             84-1288730
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)      Classification code number)             Identification No.)


                            12300 LIBERTY BOULEVARD


                           ENGLEWOOD, COLORADO 80112
                                 (720) 875-5400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                                                               Copy To:
               CHARLES Y. TANABE, ESQ.                                ROBERT W. MURRAY JR., ESQ.
              LIBERTY MEDIA CORPORATION                                   BAKER BOTTS L.L.P.
               12300 LIBERTY BOULEVARD                                   599 LEXINGTON AVENUE
              ENGLEWOOD, COLORADO 80112                             NEW YORK, NEW YORK 10022-6030
                    (720) 875-5400                                          (212) 705-5000
  (Name, address, including zip code, and telephone
  number, including area code, of agent for service)


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          PROPOSED
     TITLE OF EACH CLASS OF             AMOUNT TO BE          PROPOSED MAXIMUM       MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)        OFFERING PRICE(1)(2)    OFFERING PRICE(1)(2)    REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Series A Common Stock, par value
  $.01 per share(5)..............
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities..................
---------------------------------------------------------------------------------------------------------------------------------
Warrants(6)......................
---------------------------------------------------------------------------------------------------------------------------------
  Total..........................                                                      $3,000,000,000           $750,000(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1)There are being registered under this Registration Statement such indeterminate number of shares of Series A Common Stock, such indeterminate principal amount of Debt Securities of the Registrant and such indeterminate number of Warrants of the Registrant, as shall have an aggregate initial offering price not to exceed $3,000,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $3,000,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.



(2)Estimated solely for the purpose of calculating the registration fee.



(3)Calculated pursuant to Rule 457(o) promulgated under the Securities Act.



(4) Previously paid.



(5)Including such indeterminate number of shares of Series A Common Stock as may, from time to time, be issued (i) at indeterminate prices, (ii) upon conversion or exchange of Debt Securities registered hereunder, to the extent any of such Debt Securities are, by their terms, convertible into Series A Common Stock or (iii) upon exercise of any Warrants registered hereunder, to the extent any of such Warrants are, by their terms, exercisable for shares of Series A Common Stock.



(6)Including such indeterminate number of Warrants as may from time to time to be issued at indeterminate prices, representing rights to purchase certain equity securities, including shares of our Series A Common Stock or Debt Securities registered hereunder.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (No. 333-66034) into a Registration Statement on Form S-3. The S-1 Registration Statement related to the offering from time to time of any of the following securities with an aggregate initial offering price not to exceed $3,000,000,000:



     - shares of Series A common stock of the Registrant;



     - debt securities of the Registrant; and



     - warrants to purchase securities.



     The Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

PROSPECTUS

                           LIBERTY MEDIA CORPORATION

                                 $3,000,000,000
                             SERIES A COMMON STOCK
                                DEBT SECURITIES
                                    WARRANTS                   [LIBERTY LOGO]

     From time to time, we may sell any of the following securities with an aggregate initial offering price not to exceed $3,000,000,000:

     - Series A Common Stock

     - Debt Securities

     - Warrants

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.


     Our Series A common stock is listed on the New York Stock Exchange under the symbol "LMC.A". The applicable prospectus supplement will contain information, where applicable, as to any other listing of any securities covered by the relevant prospectus supplement.


     The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specified terms of the securities being offered, before you make your investment decision.


     INVESTING IN THE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this prospectus is August 16, 2001.

                                   PROSPECTUS

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
COMPANY SUMMARY.............................................    1
RISK FACTORS................................................    4
ABOUT THIS PROSPECTUS.......................................    8
USE OF PROCEEDS.............................................    8
DESCRIPTION OF OUR COMMON STOCK.............................    9
DESCRIPTION OF OUR DEBT SECURITIES..........................   13
DESCRIPTION OF OUR WARRANTS.................................   29
PLAN OF DISTRIBUTION........................................   31
LEGAL MATTERS...............................................   32
EXPERTS.....................................................   33
WHERE TO FIND MORE INFORMATION..............................   33


                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA421-B WITH THE STATE OF NEW HAMPSHIRE, NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT, NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR A QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION TO THE CONTRARY WITH THE PROVISIONS OF THIS PARAGRAPH.

                                COMPANY SUMMARY

     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our securities discussed under "Risk Factors" and our consolidated financial statements and the notes thereto included in this prospectus.

OUR COMPANY

     We own interests in a broad range of video programming, communications and Internet businesses in the United States, Europe, South America and Asia with some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA, QVC, AOL, CNN, TBS, Motorola and Sprint PCS.

     The media, entertainment and communications industries are currently undergoing tremendous changes due in part to the growth of new distribution technologies, led by the Internet and the implementation of digital compression. The growth in distribution technologies has, in turn, created strong demand for an ever increasing array of multimedia products and services. We are working with our subsidiaries and business affiliates to extend their established brands, quality content and networks across multiple distribution platforms to keep them at the forefront of these ongoing changes.

     The following table lists our principal subsidiaries and business affiliates and our direct equity interests or indirect attributed equity interests, based upon ownership of capital stock. Our direct or attributed equity interest in a particular company does not necessarily represent our voting interest in that company. Our indirect attributed interest is determined by multiplying our ownership interest in the holder of an equity interest by that equity holder's ownership interest in the listed subsidiary or business affiliate. The ownership percentages are approximate, calculated as of May 15, 2001, and, in the case of convertible securities we hold, assume conversion to common stock by us and, to the extent known by us, other holders. In some cases our interest is subject to buy/sell procedures, rights of first refusal or other obligations. See "Business."

                                                           ATTRIBUTED
SUBSIDIARY/BUSINESS AFFILIATE                              OWNERSHIP %
-----------------------------                              -----------
Starz Encore Group LLC..................................       100%
Liberty Digital, Inc. ..................................        92%
Discovery Communications, Inc. .........................        49%
QVC, Inc. ..............................................        42%
Telewest Communications plc.............................        25%
Sprint PCS Group........................................        21%
USA Networks, Inc. .....................................        21%
The News Corporation Limited............................        18%
AOL Time Warner Inc. ...................................         4%
Gemstar-TV Guide International, Inc.....................         4%
Motorola, Inc. .........................................         4%


     Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.


SPLIT OFF FROM AT&T CORP.


     We were a subsidiary of AT&T Corp. from March 9, 1999 through August 9, 2001. In March 1999, AT&T acquired by merger our parent company, the former Tele-Communications, Inc., which has since been converted into a limited liability company and renamed AT&T Broadband, LLC. As part of that merger, AT&T issued AT&T common stock (NYSE:T) and Class A and Class B Liberty Media Group common stock. AT&T's Liberty Media Group common stock was a tracking stock designed to reflect the economic performance of the businesses and assets of AT&T attributed to the "Liberty Media Group." We were included in the Liberty Media Group, and our businesses and assets and those of our subsidiaries constitute all of the businesses and assets formerly attributed to the Liberty Media Group.

     The split off occurred at 9:00 a.m., New York City time, on August 10, 2001. In the split off, our common stock was recapitalized, and each outstanding share of AT&T Class A Liberty Media Group tracking stock was redeemed for one share of our Series A common stock, and each outstanding share of AT&T Class B Liberty Media Group tracking stock was redeemed for one share of our Series B common stock. As a result of the split off, we are an independent, publicly traded company, and our Series A common stock and Series B common stock are listed on the NYSE under the symbols LMC.A and LMC.B, respectively.



RECENT DEVELOPMENTS



     We have agreed in principle to a transaction with Deutsche Telekom AG pursuant to which we would purchase its entire interest in six of nine regional cable television companies in Germany. We are negotiating the terms of definitive agreements pertaining to that transaction. In addition to the execution of definitive agreements, the transaction will be subject to various conditions, including approval by antitrust authorities.


BUSINESS STRATEGY

     Our business strategy is to maximize our value by (1) working with the management teams of our existing subsidiaries and business affiliates to grow their established businesses and create new businesses; (2) identifying and executing strategic transactions that improve the value or optimize the efficiency of our assets; and (3) managing our capital structure to maintain liquidity, reduce risk and preserve a prudent debt structure. Key elements of our business strategy include the following:

     - Promoting the internal growth of our subsidiaries and business affiliates;

     - Maintaining significant involvement in governance;

     - Participating with experienced management and strategic partners;

     - Executing strategic transactions that optimize the efficiency of our assets; and

     - Participating in financial transactions to optimize our financial structure.

RISK FACTORS


     An investment in the securities involves risks. See "Risk Factors" beginning on page 4 for a discussion of factors you should carefully consider before deciding to purchase any of our securities.



RATIO OF EARNINGS TO FIXED CHARGES



     The ratio of earnings to fixed charges of Liberty was 11.95, 11.03, 2.06 and 21.36 for the years ended December 31, 2000, 1998, 1997 and 1996, respectively, and 5.12 for the two months ended February 28, 1999 and 7.21 for the six months ended June 30, 2000. The ratio of earnings to fixed charges of Liberty was less than 1.00 for the ten month period ended December 31, 1999 and the six month period ended June 30, 2001; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The amount of coverage deficiency for the ten month period ended December 31, 1999 was $2,981 million and for the six month period ended June 30, 2001 was $4,126 million. For the ratio calculations, earnings available for fixed charges consists of earnings (losses) before income taxes plus fixed charges, distributions from and losses of less than 50%-owned affiliates with debt not guaranteed by Liberty (net of earnings not distributed of less than 50%-owned affiliates) and minority interests in earnings (losses) of consolidated subsidiaries. Fixed charges consist of:


     - interest on debt, including interest related to debt guaranteed by Liberty of less than 50%-owned affiliates where the investment in such affiliates results in the recognition of a loss,

     - Liberty's proportionate share of interest of 50%-owned affiliates,

     - that portion of rental expense Liberty believes to be representative of interest (one-third of rental expense), and

     - amortization of debt expense.


     Liberty has guaranteed the debt of certain less than 50%-owned affiliates and certain unaffiliated entities in which it has an interest. Fixed charges of zero relating to such guarantees for the years ended December 31, 2000, 1998, 1997, 1996 and for the two months ended February 28, 1999 and for the ten months ended December 31, 1999 and for the six months ended June 30, 2001 and 2000 have not been included in fixed charges because the investment in such entities does not result in the recognition of a loss and it is not probable that Liberty will be required to honor the guarantee.

                                  RISK FACTORS

FACTORS RELATING TO LIBERTY


     We depend on a limited number of potential customers for carriage of our programming services. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. AT&T's cable television subsidiaries and affiliates, which as a group comprise one of the two largest operators of cable television systems in the United States, are collectively the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this is the case by a significant margin. The existing agreements between AT&T's cable television subsidiaries and affiliates and the program suppliers owned or affiliated with us were entered into prior to the TCI merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with AT&T's cable television subsidiaries and affiliates. Although AT&T has agreed to extend any existing affiliation agreement of ours and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice.


     The liquidity and value of our interests in our business affiliates may be adversely affected by stockholders agreements and similar agreements to which we are a party. A significant portion of the equity securities we own is held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting the equity security to consent rights or rights of first refusal of the other stockholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other stockholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

     We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to us. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they do not enable us to cause these actions to be taken.

     Our business is subject to risks of adverse government regulation. Programming services, cable television systems, satellite carriers, television stations and internet companies are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite, telephony and Internet services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.



     We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover operating losses and fund development and growth, which could limit the amount of cash available to pay our own financial obligations or to make acquisitions or investments. The development of video programming, communications, technology and Internet businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net losses of their affiliates. The share of net losses amounted to $3,311 million for the first six months of 2001, $3,485 million for calendar year 2000 and $970 million for calendar year 1999.



     We may make significant capital contributions and loans to our existing and future subsidiaries and business affiliates to help cover their operating losses and fund the development and growth of their respective businesses and assets. We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At June 30, 2001, we had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $2,106 million.


     To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

     If we fail to meet required capital calls to a subsidiary or business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights. We are parties to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular company, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "-- We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

     We are subject to the risk of possibly becoming an investment company. Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

     To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company.

     If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

FACTORS RELATING TO OUR SECURITIES


     We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations. Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from the operating activities of our wholly owned subsidiaries, dividends and interest from our investments, availability under credit facilities and proceeds from asset sales. Although at June 30, 2001, we had cash and cash equivalents of approximately $1,787 million and short-term investments of approximately $494 million, there is no requirement in the indentures governing the debt securities that any of our cash or cash equivalents or proceeds from the sale of any of our marketable securities be reserved for the payment of our obligations under the debt securities. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.



     We obtained from our subsidiaries net cash of $15 million in the first six months of 2001, $5 million in calendar year 2000 and $6 million in calendar year 1999. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.


     We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders (including us).

     Our holding company structure could restrict access to funds of our subsidiaries that may be needed to service the debt securities and debt warrants. Creditors of our subsidiaries have a claim on their assets that is senior to that of holders of the debt securities and debt warrants. We are a holding company with no significant assets other than our equity interests in our subsidiaries and cash, cash equivalents and marketable securities. We are the only company obligated to make payments under the debt securities and debt warrants. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay any amounts due under the debt securities and debt warrants or to make any funds available for any of those payments.


     All of the liabilities of our subsidiaries effectively rank senior to the debt securities and debt warrants. A substantial portion of our consolidated liabilities consists of liabilities incurred by our subsidiaries. Moreover, the indentures governing the debt securities do not limit the amount of indebtedness that may be incurred by our subsidiaries in the future. Our rights and those of our creditors, including holders of the debt securities and debt warrants, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent we may be a creditor with recognized claims against the subsidiary. Where we are a creditor of a subsidiary, our claims will still be subject to the prior claims of any secured creditor of that subsidiary and to the claims of any holder of indebtedness that is senior to our claim. As of June 30, 2001, the aggregate amount of the total liabilities of our consolidated subsidiaries was approximately $16.0 billion, of which approximately $11.3 billion was deferred income taxes.


     We may secure future indebtedness of Liberty with the capital stock of our subsidiaries or other securities, in which case that indebtedness will effectively rank senior to the debt securities and debt warrants. The indentures do not restrict our ability to pledge shares of capital stock or other securities that we own to secure indebtedness. To the extent we pledge shares of capital stock or other securities to secure indebtedness, the indebtedness so secured will effectively rank senior to the debt securities and debt warrants to the extent of the value of the shares or other securities pledged. The indentures also do not restrict the ability of our subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness.

     We have entered into bank credit agreements that contain restrictions on how we finance our operations and operate our business, which could impede our ability to engage in transactions that would be beneficial for us. We and our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, our ability or the ability of our subsidiaries to:

     - borrow more funds;

     - pay dividends or make other distributions;

     - make investments;

     - engage in transactions with affiliates; or

     - create liens.

     The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

     - we could be unable to obtain additional capital in the future to

       - fund capital expenditures or acquisitions that could improve the value of our company;

       - permit us to meet our loan and capital commitments to our business affiliates or allow us to help fund their operating losses or future development; or

       - allow us to conduct necessary corporate activities;

     - we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

     - we could be unable to invest in companies in which we would otherwise invest; and

     - we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

     In addition, some of the credit agreements to which our subsidiaries are a party require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If we or our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that could result in a default which accelerates the maturity of the indebtedness borrowed pursuant to those agreements. Such a default could also result in indebtedness under other credit agreements and the debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of our credit agreements and in the indentures governing the debt securities.

     It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

     - limiting who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

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

     Section 203 of the Delaware General Corporation Law and any stock option plan relating to our common stock may also discourage, delay or prevent a change in control of our company.

     Our stock price may decline significantly because of stock market fluctuations that affect the prices of the companies in which we invest. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of common stock of Internet and other technology companies. We have investments in many Internet and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward looking statements concerning future events that are subject to risks, uncertainties and assumptions. Certain statements made in this prospectus under the captions entitled "Company Summary" and "Risk Factors" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the following:


     - general economic and business conditions and industry trends;

     - the continued strength of the industries in which we are involved;

     - uncertainties inherent in our proposed business strategies;

     - our future financial performance, including availability, terms and deployment of capital;

     - availability of qualified personnel;

     - changes in, or our failure or inability to comply with, government regulations and adverse outcomes from regulatory proceedings;

     - changes in the nature of key strategic relationships with partners and business affiliates;

     - rapid technological changes;

     - our inability to obtain regulatory or other necessary approvals of any strategic transactions; and

     - social, political and economic situations in foreign countries where we do business.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In light of these risks, uncertainties and other assumptions, the forward-looking events discussed in this prospectus might not occur.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the offered securities for general corporate purposes or for such other purposes as may be described in any prospectus supplement.

                        DESCRIPTION OF OUR COMMON STOCK



AUTHORIZED CAPITAL STOCK



     Our authorized capital stock consists of four billion four hundred fifty million (4,450,000,000) shares, of which four billion four hundred million (4,400,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. Our common stock is divided into two series. We have authorized four billion (4,000,000,000) shares of Series A common stock and four hundred million (400,000,000) shares of Series B common stock. Approximately 2,375,782,000 shares of our Series A common stock and 212,045,000 shares of our Series B common stock are outstanding, based upon the number of shares of AT&T's Liberty Media Group tracking stock outstanding as of June 30, 2001, and assuming our split off from AT&T occurred on that date and no exercise of outstanding stock options or warrants.


OUR COMMON STOCK

     We may offer shares of our Series A common stock pursuant to a prospectus supplement. The holders of our Series A common stock and Series B common have equal rights, powers and privileges, except as otherwise described below.

  VOTING RIGHTS

     The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. Our charter does not provide for cumulative voting in the election of directors.

  DIVIDENDS

     Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under "-- Distributions," whenever a dividend is paid to the holders of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend.

     We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. Our payment and amount of dividends, however, will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, future prospects and other factors which may be considered relevant by our board of directors.

  CONVERSION

     Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock is not convertible.

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

  DISTRIBUTIONS

     Distributions made in shares of our Series A common stock, our Series B common stock or any other security with respect to our Series A common stock or Series B common stock may be declared and paid only as follows:

     - a share distribution consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and Series B common stock, on an equal per share basis; or consisting of shares of our Series B common stock (or securities convertible therefor) to holders of our Series A common stock and Series B common stock, on an equal per share basis; or consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and, on an equal per share basis, shares of our Series B common stock (or securities convertible therefore) to holders of our Series B common stock; and

     - a share distribution consisting of shares of any class or series of securities of us or any other person, other than our Series A common stock or Series B common stock (or securities convertible therefor), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of our Series A common stock and Series B common stock or on the basis of a distribution of one class or series of securities to holders of our Series A common stock and another class or series of securities to holders of our Series B common stock, provided that the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Series B common stock receiving the class or series having the higher relative voting rights, and provided further that if the securities so distributed constitute capital stock of one of our subsidiaries, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between our Series A common stock and Series B common stock, and provided further in each case that the distribution is otherwise made on an equal per share basis.

     We may not reclassify, subdivide or combine either series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

  LIQUIDATION AND DISSOLUTION


     In the event of our liquidation, dissolution or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock and Series B common stock will share equally, on a share for share basis, in our assets remaining for distribution to our common stockholders.



ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS


  BOARD OF DIRECTORS

     Our restated certificate of incorporation and bylaws provide that, subject to any rights of the holders of any series of our preferred stock to elect additional directors, the number of our directors shall not be less than three and the exact number shall be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office. The members of our board, other than those who may be elected by holders of our preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in 2002. The term of office of our Class II directors expires at the annual meeting of our stockholders in 2003. The term of office of our Class III directors expires at the annual meeting of our stockholders in 2004. At each annual meeting of our stockholders, the successors of that class of directors
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

whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, our directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of our outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until that director's successor shall have been elected and qualified. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of the series of our preferred stock.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

 NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our restated certificate of incorporation provides that, except as otherwise provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (1) upon the written request of holders of not less than 66 2/3% of the total voting power of our outstanding capital stock or (2) at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

 ADVANCE NOTICE PROCEDURES

     Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholder.

     All nominations by stockholders shall be made pursuant to timely notice in proper written form to our Secretary. To be timely, a stockholder's notice shall be given to our Secretary at our offices: (1) with respect to any election to be held at an annual meeting of our stockholders which is called for a date that is within thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, not less than ninety days in advance of such meeting nor more than one-hundred twenty days prior to such anniversary date, and (2) with respect to an election (A) to be held at an annual meeting of our stockholders which is called for a date that is not thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders or (B) to be held at a special meeting of our stockholders for election of directors, not later than the close of business on the tenth day following the day on which notice of such meeting is mailed to our stockholders or public disclosure of the date of the meeting was made, whichever occurred first. The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time
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

period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least one hundred days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the tenth day following the day on which we first make the relevant public announcement.

     For other business to be properly requested to be brought before an annual meeting by one of our stockholders, the stockholder must have given timely notice of such business in proper written form to our Secretary. To be timely, a stockholder's notice must be received at our offices (1) in the case of an annual meeting that is called for a date that is within thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, not less than ninety days nor more than one-hundred twenty days prior to the meeting, and (2) in the case of an annual meeting that is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was communicated to stockholders or public disclosure of the date of the meeting was made, whichever occurs first. The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice.

 AMENDMENT

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting together as a single class, is required to adopt, amend or repeal any provision of our restated certificate of incorporation or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement shall not apply to any adoption, amendment, repeal, addition or insertion (1) as to which the General Corporation Law of Delaware, as then in effect, does not require the consent of our stockholders or (2) which at least 75% of the members of our board then in office has approved. Our restated certificate of incorporation further provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the foregoing voting requirement shall not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of our board then in office.

TRANSFER AGENT AND REGISTRAR


     EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.


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

                       DESCRIPTION OF OUR DEBT SECURITIES

     The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We have filed the forms of indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. All capitalized terms have the meanings specified in the indentures. The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

     We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt or our subordinated debt. The senior debt securities we offer will be issued under an indenture entered into between us and the trustee, which we refer to as the senior indenture. The subordinated debt securities we offer will be issued under a separate indenture entered into between us and the trustee, which we refer to as the subordinated indenture. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL

     Neither indenture limits the aggregate principal amount of debt securities that may be issued thereunder. Both indentures provide that Liberty may issue debt securities from time to time in one or more series and in any currency or currency unit that we may designate. We may issue debt securities as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

     The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

     - the title;

     - any limit on the aggregate principal amount;

     - whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

     - whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

     - the price or prices at which the debt securities will be issued;

     - the date or dates on which principal is payable;

     - the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

     - interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

     - the right, if any, to extend the interest payment periods and the duration of the extensions;

     - our rights or obligations to redeem or purchase the debt securities;

     - any sinking fund provisions;

     - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

     - the currency or currencies of payment of principal or interest;

     - the terms applicable to any debt securities issued at a discount from their stated principal amount;

     - the terms, if any, under which any debt securities will rank junior to any of our other debt;

     - if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

     - if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

     - if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

     - if other than dollars, the coin, currency or currencies in which the series of debt securities are denominated; and

     - any other specific terms of any debt securities.

     The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

SENIOR DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, interest and any additional amounts on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. For purposes of the subordinated debt securities, senior debt means the principal of (premium, if any), interest and any additional amounts on Indebtedness of Liberty outstanding at any time other than (i) the subordinated debt securities and (ii) Indebtedness which by its terms is junior in right of payment to other Indebtedness of Liberty. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the subordinated debt securities as well as the aggregate amount of outstanding Indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. The subordinated indenture does not currently limit senior debt or any other debt secured or unsecured of Liberty or any Subsidiary. We will state in any prospectus supplement limitations, if any, on our ability to issue additional senior indebtedness. Upon maturity (by acceleration or otherwise) of any senior debt, payment in full must be made on such senior debt (or duly provided for) before any payment is made on the subordinated debt securities (except payments made in capital stock of Liberty or in warrants, rights or options to purchase or acquire capital stock of Liberty, sinking fund payments made in subordinated debt securities acquired by Liberty before the maturity of such senior debt, and payments made through the exchange of other debt obligations of Liberty for such subordinated debt securities in accordance with the terms of such subordinated debt securities, provided that such debt obligations are subordinated to senior debt at least to the extent that the subordinated debt securities for which they are exchanged are so subordinate in accordance with the subordinated indenture). During the continuance of any default in payment of the principal of, premium, if any, interest on, or other amounts due on, any senior debt, no payment may be made by Liberty on the subordinated debt securities (except payments made in capital stock of Liberty or in warrants, rights or options to purchase or acquire capital stock of Liberty, sinking fund payments made in subordinated debt securities acquired by Liberty before such default and notice of such default, and payments made through the exchange of other debt obligations of Liberty for such subordinated debt securities in accordance with the terms of such subordinated debt securities, provided that such debt obligations are subordinated to senior debt at least to the extent that the subordinated debt securities for which they are exchanged are so subordinated in accordance with the subordinated indenture), unless otherwise provided in a prospectus supplement. Upon any distribution of assets of Liberty in any dissolution, winding up, liquidation or reorganization of Liberty, payment of all amounts due on the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, to the prior payment in full of all senior debt. Such subordination will not prevent the occurrence of any Event of Default.

CONVERSION OR EXCHANGE RIGHTS

     Debt securities may be convertible into or exchangeable for shares of our Series A common stock or equity securities of our subsidiaries, affiliates or other issuers. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

     - the conversion or exchange price or rate;

     - the conversion or exchange period;

     - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

     - events requiring adjustment to the conversion or exchange price or rate;

     - provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

     - any anti-dilution provisions, if applicable.

EVENTS OF DEFAULT

     As defined in each of the senior indenture and the subordinated indenture, the term "event of default" means any one of the following events with respect to any series of senior debt securities or subordinated debt securities:

          (1) default in the payment of any interest on any debt security of the series, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

          (2) default in the payment of the principal of or any premium on any debt security of the series, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable at their maturity;

          (3) failure of Liberty to comply with any of its obligations described below under "-- Successor Corporation;"

          (4) default in the deposit of any sinking fund payment when and as due by the terms of a debt security of the series;

          (5) default in the performance, or breach, of any covenant or warranty of Liberty in the applicable indenture or the debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the applicable indenture specifically dealt with or which has been expressly included in the applicable indenture solely for the benefit of a series of debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the applicable indenture;

          (6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Liberty, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Liberty shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Liberty, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a "Notice of Default" or other notice as prescribed in the applicable indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Liberty or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of debt securities or by reason thereof shall, without further action by Liberty, the trustee or any holder of debt securities of such series, be deemed cured and not continuing;

          (7) the entry by a court having competent jurisdiction of:

             (a) a decree or order for relief in respect of Liberty or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

             (b) a decree or order adjudging Liberty or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Liberty or any Material Subsidiary and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

             (c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Liberty or any Material Subsidiary or of any substantial part of the property of Liberty or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Liberty;

          (8) the commencement by Liberty or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Liberty or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Liberty or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Liberty or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Liberty or any Material Subsidiary or any substantial part of the property of Liberty or any Material Subsidiary or the making by Liberty or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Liberty or any Material Subsidiary in furtherance of any such action; or

          (9) any other event of default provided in or pursuant to the applicable indenture with respect to debt securities of the series.

     If an event of default with respect to debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series may declare the principal of all the debt securities of the series, or such lesser amount as may be provided for in the debt securities of the series, to be due and payable immediately, by a notice in writing to Liberty (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any debt security of that series.

     At any time after a declaration of acceleration or automatic acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of the series, by written notice to Liberty and the trustee, may rescind and annul the declaration and its consequences if:

          (1) Liberty has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on all debt securities of the series and additional amounts payable with respect thereto and the principal of and any premium on any debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the debt securities; and

          (2) all events of default with respect to debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

     No rescission shall affect any subsequent default or impair any right consequent thereon.

FORM, TERM AND DENOMINATION

     Unless otherwise indicated in a prospectus supplement, each debt security will be issued in book-entry form (a "book-entry debt securities") in minimum denominations of $1,000 and integral multiples thereof, and each book-entry debt security will be represented by one or more global debt securities in fully registered form, registered in the name of the depositary or its nominee. Unless otherwise indicated in a prospectus supplement, the depositary for the debt securities will be The Depository Trust Company, which is referred to in this prospectus as "DTC" or the "depositary," or its nominee, and beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Relevant information regarding any other depositary will be included in the applicable prospectus supplement.

     So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or its nominee, as the case may be, will be the sole holder of the debt securities represented by the global debt security for all purposes under the indentures. Except as otherwise provided in this section, the beneficial owners of the global debt securities representing the debt securities will not be entitled to receive physical delivery of certificated debt securities and will not be considered the holders of the debt securities for any purpose under the indentures, and no global debt security representing the book-entry debt securities will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the global debt securities or the applicable indenture. The laws of some jurisdictions may require that certain purchasers of debt securities take physical delivery of the debt securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global debt security representing the debt securities.

     Book-entry debt securities will not be exchangeable for debt securities issued in fully registered form ("certificated debt securities"), unless:

     - the depositary notifies Liberty that it is unwilling or unable to continue as depositary for the global debt securities;

     - the depositary ceases to be a clearing agency registered under the Securities Exchange Act;

     - Liberty in its sole discretion determines that the book-entry debt securities shall be exchangeable for certificated debt securities; or

     - there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities.

     Upon any exchange, the certificated debt securities shall be registered in the names of the beneficial owners of the global debt securities representing the debt securities, which names shall be provided by the depositary's relevant participants (as identified by the depositary) to the trustee.

     Book-entry debt securities may be transferred or exchanged only through the depositary. Registration of transfer or exchange of certificated debt securities will be made at the office or agency, maintained by Liberty for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Neither Liberty nor the trustee will charge a service charge for any registration of transfer or exchange of debt securities, but Liberty may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the applicable indenture not involving any transfer).

     Liberty will make payments of principal and interest on book-entry debt securities through the trustee to the depositary. In the case of certificated debt securities, Liberty will pay the principal due on the maturity date in immediately available funds upon presentation and surrender by the holder of the securities at the office or agency maintained by Liberty for this purpose at the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Liberty will pay interest due on the maturity date of a certificated debt security to the person to whom payment of the principal will be made. Liberty will pay interest due on a certificated debt security on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in the security register of Liberty. Any interest not punctually paid or duly provided for on a certificated debt security on any interest payment date other than the maturity date will cease to be payable to the holder of the debt security as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated debt security is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Liberty, written notice of which will be given to the holders of the debt securities not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

     All moneys paid by Liberty to the trustee or any paying agent for the payment of principal and interest on any debt security which remains unclaimed for two years after the principal or interest is due and payable may be repaid to Liberty and, after that payment, the holder of the debt security will look only to Liberty for payment.

  Information Relating to the Depositary

     The following is based on information furnished by the depositary:

     The depositary will act as the depositary for the debt securities. The debt securities will be issued as fully registered debt securities registered in the name of Cede & Co., which is the depositary's partnership nominee. Fully registered global debt securities will be issued for the debt securities sold to initial purchasers and subsequent transferees, directly or indirectly, of such debt securities, and will be deposited with the depositary.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds debt securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited debt securities through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of debt securities certificates. Direct participants of the depositary include securities brokers and dealers, including banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     Purchases of debt securities under the depositary's system must be made by or through direct participants, which will receive a credit for the debt securities on the depositary's record. The ownership interest of each beneficial owner, which is the actual purchaser of each debt security, represented by global debt securities, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global debt securities representing the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global debt securities representing the debt securities will not receive certificated debt securities representing their ownership interests therein, except in the event that use of the book-entry system for the debt securities is discontinued.

     To facilitate subsequent transfers, all global debt securities representing the debt securities which are deposited with, or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global debt securities with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global debt securities representing the debt securities; the depositary's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the global debt securities representing the debt securities. Under its usual procedure, the depositary mails an omnibus proxy to Liberty as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal and/or interest payments on the global debt securities representing the debt securities will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of the depositary, the trustee or Liberty, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to the depositary is the responsibility of Liberty or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

     The depositary may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to Liberty or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated debt securities are required to be printed and delivered.

     Liberty may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated debt securities will be printed and delivered.

     Although the depositary has agreed to the procedures described above in order to facilitate transfers of interests in the global debt securities among participants of the depositary, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Liberty will have any responsibility for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Trading

     Beneficial interests in the global debt securities will trade in the depositary's same-day funds settlement system until maturity or earlier redemption, and secondary market trading activity in the global debt securities will therefore settle in immediately available funds, subject in all cases to the rules and operating procedures of the depositary. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and operating procedures and will be settled in same-day funds.

     The information in this subsection "-- Form, Term and Denomination" concerning the depositary and its book-entry systems has been obtained from sources that Liberty believes to be reliable, but Liberty takes no responsibility for its accuracy.

CERTAIN COVENANTS

     The senior indenture provides that the covenants set forth below will be applicable to Liberty and its Subsidiaries. The subordinated indenture does not provide for any such covenants.

     Limitation on Liens. Liberty will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Liberty or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien, the sum of (A) the aggregate outstanding principal amount of all Funded Indebtedness of Liberty and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the "Limitation on Sale and Leaseback" covenant would exceed 15% of the Consolidated Asset Value, unless effective provision is made whereby the senior debt securities (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the senior debt securities, whether then existing or thereafter created) are secured equally and ratably with (or prior
to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured).

     The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens ("Permitted Liens"):

          (1) Any Lien which arises out of a judgment or award against Liberty or any Restricted Subsidiary with respect to which Liberty or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Liberty or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with generally accepted accounting principles) for the payment of such judgment or award;

          (2) Liens on assets or property of a person existing at the time such person is merged into or consolidated with Liberty or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property of Liberty or any Restricted Subsidiary other than the property and assets subject to the Liens prior to such merger, consolidation or acquisition;

          (3) Liens existing on the date of original issuance of the senior debt securities;

          (4) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 60 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Liberty or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure the senior debt securities;

          (7) Liens granted in favor of Liberty; and

          (8) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (2), (3), (4), (5), (6) and (7) above, provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property).

     Limitation on Sale and Leaseback. Liberty will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that Liberty or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

          (1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in a board resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction, and

          (2) either

             (A) Liberty or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "Limitation on Liens" covenant, or (ii) makes effective provision whereby the senior debt securities (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the senior debt securities, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Liberty or the Restricted Subsidiary under the lease of the Principal Property that is the subject of the Sale and Leaseback Transaction, or

             (B) within 180 days, Liberty or the Restricted Subsidiary either
        (i) applies an amount equal to the fair market value of the Principal Property that is the subject of the Sale and Leaseback Transaction to purchase the senior debt securities or to retire other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair market value of such Principal Property.

     Designation of Restricted Subsidiaries. Liberty may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time, provided that (1) immediately after giving effect to such designation, Liberty and its Restricted Subsidiaries would have been permitted to incur at least $1.00 of additional Funded Indebtedness secured by a Lien pursuant to the "Limitation on Liens" covenant, (2) no default or event of default shall have occurred and be continuing, and (3) an Officers' Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Liberty in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Liberty's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation; Liberty has made the initial designation of all of its Subsidiaries as Restricted Subsidiaries and will deliver the required Officers' Certificate with respect thereto to the trustee, on or prior to the date of initial issuance of the senior debt securities.

SUCCESSOR CORPORATION

     Liberty may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Liberty under the debt securities and the indentures and (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing. Thereafter, all such obligations of Liberty shall terminate.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the indentures:

     "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on such date, as reported in the composite transactions (or comparable system) for the principal United States national or regional securities exchange on which such security is so listed or a recognized international securities exchange, or, if such security is not listed on a U.S. national or regional securities exchange or on a recognized international securities exchange, as reported by the Nasdaq Stock Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by Liberty; provided that, (1) with respect to options, warrants and other rights to purchase Marketable Securities, the Closing Price shall be the value based on the Closing Price of the underlying Marketable Security minus the exercise price and (2) with respect to securities exchangeable for or convertible into Marketable Securities, the Closing Price shall be the Closing Price of the exchangeable or convertible security or, if it has no Closing Price, the fully converted value based upon the Closing Price of the underlying Marketable Security.

     "Indebtedness" of any person means:

          (1) any indebtedness of such person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

          (2) any guarantee by such person of any indebtedness of others described in the preceding clause (1); and

          (3) any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

     "Marketable Securities" means any securities listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market or listed on a recognized international securities exchange or traded in the over-the-counter market and quoted by at least two broker-dealers as reported by the National Quotation Bureau or similar organization, including as Marketable Securities options, warrants and other rights to purchase, and securities exchangeable for or convertible into, Marketable Securities.

     "Material Subsidiary" means, at any relevant time, any Subsidiary that meets any of the following conditions:

          (1) Liberty's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Liberty and its Subsidiaries; or

          (2) Liberty's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Liberty and its Subsidiaries; or

          (3) Liberty's and its other Subsidiaries' proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Liberty and its Subsidiaries; or

          (4) Liberty's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Liberty and its Subsidiaries;


all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Liberty and its Subsidiaries. Based on the 2000 fiscal year-end accounts, as of the date of this prospectus, the only Material Subsidiaries of Liberty are Starz Encore Group LLC, Liberty Livewire Corporation and On Command Corporation.


     "Nasdaq Stock Market" means The Nasdaq Stock Market, a subsidiary of the National Association of Securities Dealers, Inc.

     "Subsidiary" means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) Liberty, (ii) Liberty and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Liberty.

     "Trading Day" means, with respect to any security the Closing Price of which is being determined, a day on which there is trading on the principal United States national or regional securities exchange or recognized international securities exchange, in the Nasdaq Stock Market or in the over-the-counter market used to determine such Closing Price.

     The following are certain of the terms defined only in the senior indenture:

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles.

     "Capitalized Lease Obligation" of any person means any obligation of such person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with generally accepted accounting principles and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

     "Consolidated Asset Value" shall mean, with respect to any date of determination, the sum of:

          (A) the amount of cash of Liberty and its Restricted Subsidiaries on the last day of the preceding month, plus the following assets owned by Liberty and its Restricted Subsidiaries on the last day of the preceding month that have the indicated ratings and maturities no greater than 270 days:

        - the aggregate principal amount of certificates of deposit and bankers' acceptances rated A/2 or P/2 or higher by the Rating Agencies;

        - the aggregate principal amount of participations in loans with obligors with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1 or BBB+ or higher by the Rating Agencies;

        - the aggregate principal amount of repurchase agreements of securities issued by the U.S. government or any agency thereof with counterparties with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1or BBB+ or higher by the Rating Agencies; and

        - the aggregate principal amount at maturity of commercial paper rated A/2 or P/2 or higher by the Rating Agencies;

          (B) the aggregate value of all Marketable Securities owned by Liberty and its Restricted Subsidiaries based upon the Closing Price of each Marketable Security on the last day of the preceding month, or if such day is not a Trading Day, on the immediately preceding Trading Day; and

          (C) the arithmetic mean of the aggregate market values (or the midpoint of a range of values) of the assets of Liberty and its Restricted Subsidiaries having a value in excess of $200 million, other than the assets referred to in clauses (A) and (B) above, as of a date within 90 days of the date of determination (or to the extent the research reports referred to below have not been issued within such 90-day period, as of a date within 180 days of the date of determination) as evidenced either:

        - by research reports issued by three nationally recognized independent investment banking firms selected by Liberty; or

        - if three such research reports have not been issued within 180 days prior to the date of determination, by an appraisal by two nationally recognized independent investment banking or appraisal firms retained by Liberty for this purpose.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of Liberty acting in good faith evidenced by a board resolution thereof delivered to the trustee.

     "Funded Indebtedness" of any person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such person and all Capitalized Lease Obligations of such person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, "Funded Indebtedness" shall not include (1) any Indebtedness of Liberty or any Subsidiary to Liberty or another Subsidiary, (2) any guarantee by Liberty or any Subsidiary of Indebtedness of Liberty or another Subsidiary, provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Liberty or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Liberty or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount at maturity thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with generally accepted accounting principles.

     "Lien" means any mortgage, pledge, lien, security interest, or other similar encumbrance.

     "Principal Property" means, as of any date of determination, (a) any cable system or manufacturing or production facility, including land and buildings and other improvements thereon and equipment located therein, owned by Liberty or a Restricted Subsidiary and used in the ordinary course of its business and (b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Liberty or a Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Liberty and its Restricted Subsidiaries taken as a whole.

     "Rating Agencies" means (i) Standard & Poors, a division of The McGraw-Hill Companies, Inc. and (ii) Moody's Investors Service, Inc. and (iii) if S&P or Moody's or both shall not make a rating publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by Liberty, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Restricted Subsidiary" means, as of any date of determination, a corporation a majority of whose voting stock is owned by Liberty and/or one or more Restricted Subsidiaries, which corporation has been, or is then being, designated a Restricted Subsidiary in accordance with the "Designation of Restricted Subsidiaries" covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

     "Sale and Leaseback Transaction" means any arrangement providing for the leasing to Liberty or a Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Liberty or such Restricted Subsidiary to the lessor.

     "Unrestricted Subsidiary" means, as of any date of determination, any Subsidiary of Liberty that is not a Restricted Subsidiary.

MODIFICATION AND WAIVER

     Modification and amendments of the indentures may be made by Liberty and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

          (1) change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security;

          (2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

          (3) change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security;

          (4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable;

          (5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

          (6) reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

          (7) reduce the requirements for quorum or voting by holders of debt securities as provided in the applicable indenture;

          (8) modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

          (9) modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of the series, waive compliance by Liberty with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding applicable debt securities of any series may, on behalf of the holders of all debt securities of the series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of the series, except a default:

     - in the payment of principal (or premium, if any), or any interest on or any additional amounts with respect to debt securities of the series; or

     - in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

     Under the indentures, Liberty is required to furnish the trustee annually a statement as to performance by Liberty of certain of its obligations under the indentures and as to any default in the performance. Liberty is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Liberty may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the debt securities have become due and payable) or to the maturity thereof, as the case may be.

     Each of the indentures provides that, unless the provisions of Section 402 thereof are made inapplicable to the debt securities of or within any series pursuant to Section 301 thereof, Liberty may elect either:

     - to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) ("defeasance"); or

     - to be released from its obligations with respect to the debt securities under the covenants described under "-- Certain Covenants -- Debt Securities" above or, if provided pursuant to Section 301 of each indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the debt securities ("covenant defeasance").

     Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Liberty with the trustee, in trust, of an amount in U.S. dollars at stated maturity, or Government Obligations, which is defined below, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the debt securities on the scheduled due dates therefor.

     Such a trust may only be established if, among other things:

     - the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which Liberty is a party or by which it is bound; and

     - Liberty has delivered to the trustee an Opinion of Counsel (as specified in the applicable indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Liberty, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     "Government Obligations" means debt securities which are:

          (1) direct obligations of the United States of America or the government or the governments in the confederation which issued the currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

          (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of or any other amount with respect to the Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

     In the event Liberty effects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount in the Currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, Liberty would remain liable to make payment of the amounts due at the time of acceleration.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Bank of New York is the trustee under the senior indenture and is permitted to engage in other transactions with Liberty and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign. The trustee named under the subordinated indenture will be listed in a prospectus supplement.

                          DESCRIPTION OF OUR WARRANTS

     We may issue warrants for the purchase of our Series A common stock, stock of a subsidiary, affiliate or other issuer or for our debt securities. Warrants may be issued independently or together with shares of our Series A common stock or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of any such warrants.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of stock warrants will describe the terms of the warrants, including the following:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

     - the designation and terms of the underlying stock purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each such offered security;

     - if applicable, the date from and after which the warrants and any offered securities issued therewith will be separately transferable;

     - the number of shares of stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

     - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - the antidilution provisions of the warrants, if any;

     - the redemption or call provisions, if any, applicable to such warrants;
       and

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following:

     - the title of the debt warrants;

     - the offering price for the debt warrants, if any;

     - the aggregate number of the debt warrants;

     - the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of such debt warrants issued with each debt security;

     - if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

     - the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

     - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - the antidilution provisions of the debt warrants, if any;

     - the redemption or call provisions, if any, applicable to such debt warrants; and

     - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

                              PLAN OF DISTRIBUTION


     We may offer securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers.


SALE THROUGH UNDERWRITERS

     If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

     We may sell offered securities through agents designated by us.


DIRECT SALES



     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.


DELAYED DELIVERY CONTRACTS

     We may authorize underwriters or agents to solicit offers by certain institutions to purchase offered securities pursuant to delayed delivery contracts, with the following features:

     - The contracts provide for purchase of the securities at the public offering price but at a specified later date.

     - Purchase of securities at the closing of such contracts is conditioned solely on the purchase being permissible under laws applicable to the purchasing institution.

     - The contracts and purchasing institutions are subject to our approval.

We will pay disclosed commissions to underwriters or agents if we accept any contract. Institutions with which the contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies; and

     - educational and charitable institutions.

In all cases, the institutions must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased the securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

GENERAL INFORMATION


     Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the amount of securities to be offered, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the offer of the securities, the public offering or purchase price of the securities and the net proceeds we will receive from the offer. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the securities will be listed.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     Under agreements which may be entered into by us, the underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against, or contribution toward, some liabilities, including liabilities under the Securities Act.


     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our Series A common stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.



                                 LEGAL MATTERS


     Baker Botts L.L.P., New York, New York will pass upon the validity of the securities offered by this prospectus for us.

                                    EXPERTS


     The consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty or Successor") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for the year ended December 31, 2000 and for the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods) have been incorporated by reference herein in reliance upon the report, dated February 26, 2001, except as to notes 1 and 2, which are as of May 7, 2001, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     In addition the KPMG LLP report contains an explanatory paragraph and states that effective March 9, 1999, AT&T Corp., the former parent company of New Liberty, acquired Tele-Communications, Inc., the former parent company of Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.



     The consolidated financial statements of Teligent, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the related financial statement schedule included in Teligent Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2000 and incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference (which report contains explanatory paragraphs describing conditions that raise substantial doubt about Teligent, Inc.'s ability to continue as a going concern as more fully described in Note 1 to the consolidated financial statements, and the restatement of the December 31, 2000 consolidated balance sheet to reflect the classification of Teligent, Inc.'s outstanding debt from a long-term liability to a current liability). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                         WHERE TO FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto, which reference is hereby made. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities being offered hereby.



     The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superceded by this document or any other document incorporated by reference in this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2000 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:



     - Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 28, 2001, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2000, filed on June 12, 2001.

     - Quarterly Report on Form 10-Q for the three-month period ending March 31, 2001, filed on May 14, 2001, as amended by the Quarterly Report on Form 10-Q/A for the three month period ending March 31, 2001, filed on June 20, 2001.



     - Quarterly Report on Form 10-Q for the six-month period ending June 30, 2001, filed on August 14, 2001.



     - Current Report on Form 8-K, filed on March 7, 2001.



     - Current Report on Form 8-K, filed on June 26, 2001.



     - Current Report on Form 8-K, filed on August 14, 2001.



     - The consolidated financial statements and related financial statement schedule of Teligent, as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which appear in the Annual Report on Form 10-K/A for the year ended December 31, 2000 of Teligent, Inc., filed on July 5, 2001. On May 21, 2001, Teligent, Inc. and all of its direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.



     On May 7, 2001, certain subsidiaries and assets of AT&T Corp. which had previously been attributed to AT&T's Liberty Media Group but which had not been previously held by Liberty Media Corporation were contributed to Liberty Media Corporation in anticipation of its split off from AT&T. Those subsidiaries and assets, which constitute only a portion of our overall assets, are being accounted for in a manner similar to a pooling of interests and, therefore, the financial statements of Liberty Media Corporation for periods prior to the contributions have been restated to include the financial position and results of operations of the contributed assets from the dates of their acquisition by AT&T. Accordingly, the following information is incorporated by reference from the Registration Statement on Form S-1 of Liberty Media Corporation, Registration No. 333-55998, declared effective on June 14, 2001, with respect to the split off: (1) the information under the captions titled "Capitalization," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (2) the following financial statements and notes thereto of Liberty Media Corporation and subsidiaries, which have been restated to give effect to the aforementioned contribution: (x) the balance sheets of Liberty Media Corporation as of March 31, 2001 and December 31, 2000, and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for the three months ended March 31, 2001 and 2000; and (y) the balance sheets of Liberty Media Corporation as of December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for the year ended December 31, 2000, and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods).



     You may request a copy of these filings at no cost, by writing or telephoning the office of



         Corporate Secretary


         Liberty Media Corporation


         12300 Liberty Boulevard


         Englewood, Colorado 80112


         Telephone: 720-875-5400



     Our annual, quarterly and special reports and other information are on file with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's WEB site at http://www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.



     This prospectus includes information concerning The News Corporation Limited, AOL Time Warner Inc., Gemstar-TV Guide International, Inc., USA Networks, Inc., Sprint Corporation, Telewest Communications plc, Motorola Inc., IDT Corporation and UnitedGlobalCom, Inc., among other public companies. All of these companies file reports and other information with the SEC in accordance with the requirements of the Securities Act and the Securities Exchange Act. Information incorporated by reference in this prospectus concerning those companies has been derived from the reports and other information filed by them with the SEC. Liberty had no part in the preparation of those reports and other information, nor are they incorporated by reference in this prospectus. You may read and copy any reports and other information filed by those companies with the SEC as set forth above.



     You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND REGISTRATION.


     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee......................................  $     750,000
Printing and engraving expenses.......................  $     200,000
Legal fees and expenses...............................  $     100,000
Accounting fees and expenses..........................  $      25,000
Miscellaneous.........................................  $      20,000
                                                        -------------
          Total.......................................  $   1,095,000
                                                        =============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation, as amended ("Liberty charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

          1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

          2. Indemnification.

             (a) Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of this Section E. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

             (b) Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

             (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

             (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Charter, Liberty's Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

             (e) Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

          3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.


        EXHIBIT
          NO.                                       DOCUMENT
        -------                                     --------
          3.1             Restated Certificate of Incorporation of the Registrant
                          (incorporated by reference to Exhibit 3.2 to the
                          Registration Statement on Form S-1 of Liberty Media
                          Corporation (File No. 333-55998) as filed on February 21,
                          2001 (the "Split Off S-1 Registration Statement")).
          3.2             Bylaws of the Registrant (incorporated by reference to
                          Exhibit 3.4 to the Split Off S-1 Registration Statement).
          4.1             Specimen certificate for shares of Series A common stock,
                          par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Split Off S-1 Registration
                          Statement).
          4.2             Indenture, dated as of July 7, 1999, between Liberty and The
                          Bank of New York with respect to the senior debt securities
                          (incorporated by reference to Exhibit 4.1 to the
                          Registration Statement on Form S-4 of Liberty Media
                          Corporation (File No. 333-86491) as filed on September 3,
                          1999).
          4.3             Indenture to be entered into between Liberty and The Bank of
                          New York with respect to subordinated debt securities.*
          5.1             Opinion of Baker Botts L.L.P.
         12.1             Computation of Ratio of Earnings to Fixed Charges.
         23.1             Consent of KPMG LLP.
         23.2             Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
         23.3             Consent of Ernst & Young LLP.
         24.1             Power of Attorney.*
         25.1             Form T-1 Statement of Eligibility of Trustee.*


---------------
* Previously filed.

     (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions, or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Liberty hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



          (5) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on August 16, 2001.


                                            LIBERTY MEDIA CORPORATION

                                            By: /s/ CHARLES Y. TANABE
                                              ----------------------------------
                                                Name: Charles Y. Tanabe
                                                Title:  Senior Vice President,
                                                  General Counsel and Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
                          *                            Chairman of the Board and        August 16, 2001
-----------------------------------------------------    Director
                   John C. Malone

                          *                            President, Chief Executive       August 16, 2001
-----------------------------------------------------    Officer (Principal Executive
                  Robert R. Bennett                      Officer) and Director

                          *                            Executive Vice President,        August 16, 2001
-----------------------------------------------------    Chief Operating Officer and
                   Gary S. Howard                        Director

                          *                            Senior Vice President and        August 16, 2001
-----------------------------------------------------    Treasurer (Principal
                 David J.A. Flowers                      Financial Officer)

                          *                            Vice President and Controller    August 16, 2001
-----------------------------------------------------    (Principal Accounting
                Christopher W. Shean                     Officer)

                          *                            Director                         August 16, 2001
-----------------------------------------------------
                    Paul A. Gould

                          *                            Director                         August 16, 2001
-----------------------------------------------------
                   Jerome H. Kern

                          *                            Director                         August 16, 2001
-----------------------------------------------------
                  Larry E. Romrell

              */s/ ROBERT W. MURRAY JR.                                                 August 16, 2001
-----------------------------------------------------
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                      DOCUMENT
        -------                                    --------
          3.1            Restated Certificate of Incorporation of the Registrant
                         (incorporated by reference to Exhibit 3.2 to the
                         Registration Statement on Form S-1 of Liberty Media
                         Corporation (File No. 333-55998) as filed on February 21,
                         2001 (the "Split Off S-1 Registration Statement")).
          3.2            Bylaws of the Registrant (incorporated by reference to
                         Exhibit 3.4 to the Split Off S-1 Registration Statement).
          4.1            Specimen certificate for shares of Series A common stock,
                         par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Split Off S-1 Registration
                         Statement).
          4.2            Indenture, dated as of July 7, 1999, between Liberty and The
                         Bank of New York with respect to the senior debt securities
                         (incorporated by reference to Exhibit 4.1 to the
                         Registration Statement on Form S-4 of Liberty Media
                         Corporation (File No. 333-86491) as filed on September 3,
                         1999).
          4.3            Indenture to be entered into between Liberty and the Bank of
                         New York with respect to the subordinated debt securities.*
          5.1            Opinion of Baker Botts L.L.P.
         12.1            Computation of Ratio of Earnings to Fixed Charges.
         23.1            Consent of KPMG LLP.
         23.2            Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
         23.3            Consent of Ernst & Young LLP.
         24.1            Power of Attorney*
         25.1            Form T-1 Statement of Eligibility of Trustee.*


---------------
*Previously filed.